EXHIBIT 99

                                PRESS RELEASE

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                             P R E S S   R E L E A S E
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     RELEASE DATE:                           CONTACT:
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     June 16, 1999                           Frank D. Martz
                                             Senior Vice President
                                             of Operations and Secretary
                                             (724) 758-5584


               ESB FINANCIAL CORPORATION ANNOUNCES CASH DIVIDEND
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          ESB Financial Corporation announced today that its Board of
     Directors at its meeting on June 15, 1999 declared a quarterly cash dividend of $.09 on the Common Stock of ESB Financial Corporation payable on July 23, 1999 to the stockholders of record at the close of business on June 30, 1999.

          In announcing the scheduled cash dividend, Charlotte A. Zuschlag, President and Chief Executive Officer, noted the Company's favorable results of operations for the three months ended March 31, 1999. The Company recognized net income for the three month period ended March 31, 1999 of $1.4 million or $.26 per share. This announcement reflects the Company's policy of declaring a regular quarterly cash dividend of $.09 per share, which represents the thirty-sixth consecutive quarter of declaring such a dividend. This quarterly cash dividend equates to an annual cash dividend of $.36 per share.

          ESB Financial Corporation is the parent Holding Company of ESB Bank, F.S.B and Troy Hill Bank, a division of ESB Bank and offers a wide variety of financial products and services through eleven offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on the Nasdaq Stock Market under the symbol "ESBF".

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